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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 15, 2001, except for Note 17, as to which the date is July 19, 2001 and Notes 20 and 21 as to which the date is May 6, 2002, included in the joint proxy statement of PMR Corporation that is made a part of the Registration Statement (Form S-4) and prospectus of PMR Corporation for the registration of 7,568,906 shares of its common stock and 2,905,162 of contingent value rights.


                                            Ernst & Young LLP

San Diego, California



The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 21 to the financial statements.

                                            /s/ Ernst & Young LLP


San Diego, California
June 7, 2002